Exhibit 5.6

[LETTERHEAD OF FAEGRE & BENSON LLP]

March 8, 2007

Angiotech Pharmaceuticals, Inc.

1618 Station Street,

Vancouver, BC Canada V6A 1B6

Ladies and Gentlemen:

We have acted as special counsel in the State of Colorado to Point Technologies, Inc., a Colorado corporation (the “Company”), in connection with the combined registration statement on Forms F-10, F-4 and S-4 (the “Registration Statement”) of Angiotech Pharmaceuticals, Inc., a corporation organized under the Business Corporations Act of British Columbia, Canada (“Angiotech”), filed under the Securities Act of 1933, as amended, (the “Securities Act”) of (a) $325,000,00 principal amount of Senior Floating Rate Notes due 2013 (the “Exchange Notes”) of Angiotech, to be issued in exchange for Angiotech’s outstanding Senior Floating Rate Notes due 2013 pursuant to an Indenture, dated as of December 11, 2006 (the “Indenture”), among Angiotech, the subsidiaries of Angiotech named therein, including the Company, (collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee and (b) the guarantees of each of the Guarantors endorsed upon the Exchange Notes.

In our capacity as such special counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

(i)	Certificate of Good Standing issued by the Colorado Secretary of State for the Company dated March 8, 2007 (the “Colorado Good Standing”);

(ii)	the Articles of Incorporation of the Company as filed with the Colorado Secretary of State with an effective date of February 1, 1998;

(iii)	the Bylaws of the Company, certified as being the current bylaws of the Company by a certificate of an officer of the Company dated as of March 8, 2007;

(iv)	the resolutions of the Board of Directors of the Company dated as of November 30, 2006 (the “Board Resolutions”);

(the documents listed in (i) through (iv) are referred to herein as the “Constituent Documents”)

(v)	the Indenture;

(vi)	the form of Notation of Guarantee of the Exchange Notes (the “Guarantee”); and

(vii)	the Registration Statement in the form delivered to us via email on March 5, 2007 at 9:14 p.m. Mountain time.

We have also examined such other agreements, instruments and documents and such questions of law and fact as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In establishing certain facts material to our opinions, we have relied upon certificates of public officials, the assumptions set forth in the next succeeding paragraphs and upon certificates of officers of the Company, reasonably believed by us to be appropriate sources of information, as to the accuracy of factual matters, in each case without independent verification thereof. While we have not conducted any independent verification of facts upon which our opinions are based, we confirm that we do not have any knowledge which has caused us to conclude that our reliance cited above is unwarranted. The term “knowledge” wherever it is used in this letter with respect to our firm means the actual knowledge of the existence or absence of such facts at the date of this opinion of Faegre & Benson LLP lawyers who have represented the Company in connection with the preparation of this legal opinion.

In rendering the opinions expressed below, we have, with your consent, assumed that each document submitted to us for review is accurate and complete, the signatures of persons signing all documents in connection with which this opinion is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

Based upon the foregoing and subject to the foregoing and to the further qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a validly existing corporation and is in good standing under the laws of Colorado.

2. The Company has requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and Guarantee under the laws of Colorado.

3. The execution, delivery and performance of the Indenture and the Company’s Guarantee by the Company have been duly authorized by all necessary corporate action by the Company.

4. When the Registration Statement has become effective under the Securities Act and the Company’s Guarantee is executed and delivered by an authorized representative of the Company, the Guarantee will be validly executed and delivered.

5. If the Indenture and Guarantee are valid and binding obligations of the Company under the laws that govern such documents, then the Indenture and Guarantee are valid and binding obligations of the Company under the laws of Colorado.

The opinions as expressed herein are subject to the following qualifications, assumptions, exceptions and limitations:

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A. Our opinions in paragraphs 1, 2, and 3 are based solely on our review of the Constituent Documents, and on the assumption that the Board of Directors of the Company, as reflected on the Board Resolutions, are the validly elected and sitting members of the Board of Directors of the Company, authorized to act in accordance with the Articles of Incorporation and Bylaws of the Company on behalf of, and to bind, the Company.

B. Limitations may be imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Company’s Guarantee and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing or would be unconscionable or commercially unreasonable.

C. We have not reviewed and do not opine as to (i) local laws (such as the laws of cities, counties, municipalities and the like), (ii) Federal or state securities laws, rules or regulations, (iii) non-U.S. laws, (iv) the effect of Federal or state antitrust laws, or other Federal or state laws governing restraints of trade or unfair competition, (v) the effect of the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder or (vi) the Trust Indenture Act of 1939.

D. We express no opinion as to the enforceability of any provisions in the Indenture or the Guarantee.

E. We have assumed that each party to the Indenture and the Guarantee, including the Company in connection with the Company’s Guarantee, received value in connection with the subject transactions.

F We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

G. Provisions in the Indenture and the Guarantee purporting to preclude oral modifications or waivers are, themselves, subject to oral modification or waiver.

H. We have relied, without investigation, on the following assumptions: (i) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and ii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture and the Guarantee.

In rendering the opinions set forth herein, we have assumed (i) that the Indenture and the Guarantee to which any Person other than the Company is a party have been duly authorized, executed and delivered by such other Person and that each such other Person has the power and authority to enter into and perform each of the Indenture and the Guarantee and (ii) that each of the Indenture and the Guarantee are valid and binding upon each party thereto other than the Company.

This opinion is limited to the laws of the State of Colorado. We note that the Indenture and the Guarantee are governed by the laws of the State of New York, of which we express no opinion. For purposes of the opinion set forth in paragraph 3 and 4 we have assumed, with your consent and without independent inquiry, that the laws of the State of Colorado are identical to the laws of the State of New York in all respects material to this opinion.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Very truly yours,

FAEGRE & BENSON LLP

By: /s/    DEBORAH M. KELLY, Partner

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